Exhibit 2.2

ASSET PURCHASE AGREEMENT

BY AND BETWEEN

XCYTE THERAPIES, INC.

As Seller

AND

INVITROGEN CORPORATION

As Buyer

Dated as of December 14, 2005

TABLE OF CONTENTS

BUSINESS DISCLOSURE LETTER

-i-

ASSET PURCHASE AGREEMENT

This ASSET PURCHASE AGREEMENT (this “Agreement”) entered into as of December 14, 2005 by and between Invitrogen Corporation, a Delaware corporation (the “Buyer”) and Xcyte Therapies, Inc., a Delaware corporation (“Seller”). Buyer and Seller are referred to individually as a “Party” and collectively herein as the “Parties.”

RECITALS

A. Seller is in the business of using its “Xcellerate Process” (as hereinafter defined) to activate, expand and manufacture T lymphocytes and of using and selling such T lymphocytes (the “Business”).

B. Seller desires to sell, transfer and assign to Buyer, and Buyer desires to purchase from Seller, the Transferred Assets (as hereinafter defined), and Buyer is willing to assume the Assumed Liabilities (as hereinafter defined), in each case as more fully described and upon the terms and subject to the conditions set forth herein.

NOW, THEREFORE, in consideration of the representations, warranties and covenants herein contained, the Parties agree as follows:

ARTICLE I

DEFINITIONS

1.1 “Acquisition” shall have the meaning ascribed to such term in Section 6.3(e).

1.2 “Affiliate” of any Person means any Person that as of the date of this agreement, or at any point in the future, controls, is controlled by, or is under common control with such Person, but only so long as such control exists. As used herein, the term “control” (including the terms “controlling”, “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person through ownership of fifty percent (50%) or more of the voting securities of the entity entitled to elect directors (or equivalent interest in the case of an entity that is not a corporation).

1.3 “Agreement” shall have the meaning ascribed to such term in the Preamble.

1.4 “Ancillary Agreements” means the Revenue Sharing Agreement, the Assumption Agreement, the Transition Agreement, and the General Assignment and Bill of Sale.

1.5 “Asset Acquisition Statement” shall have the meaning set forth in Section 2.8.

1.6 “Assumed Liabilities” shall have the meaning ascribed to such term in Section 2.4.

1.7 “Assumption Agreement” shall mean the agreement set forth in Exhibit C.

1.8 “Business day” means a day that is not a Saturday, a Sunday or a statutory or civic holiday in the State of California or any other day on which banking institutions are not required to be open in the State of California.

1.9 “Business Disclosure Letter” shall have the meaning ascribed to such term in Article III.

1.10 “Buyer” shall have the meaning ascribed to such term in the Preamble.

1.11 “Buyer Certificate” shall have the meaning ascribed to such term in Section 6.3(c).

1.12 “Buyer Closing Deliverables” shall have the meaning ascribed to such term in Section 2.8.

1.13 “Buyer Material Adverse Effect” shall have the meaning ascribed to such term in Section 4.3.

1.14 “Buyer Representatives” shall have the meaning ascribed to such term in Section 4.6.

1.15 “Buyer Tax Returns” shall have the meaning ascribed to such term in Section 5.5(b).

1.16 “Claim” shall have the meaning ascribed to such term in Section 7.3(a).

1.17 “Closing” shall have the meaning ascribed to such term in Section 2.6.

1.18 “Closing Date” shall have the meaning ascribed to such term in Section 2.6.

1.19 “Code” means the Internal Revenue Code of 1986, as amended.

1.20 “Copyrights” shall have the meaning ascribed to such term in the definition of “Intellectual Property.”

1.21 “Disputed Claim” shall have the meaning ascribed to such term in Section 9.10.

1.22 “Effect” shall have the meaning ascribed to such term in the definition of “Material Adverse Effect on the Transferred Assets.”

1.23 “Encumbrance” means any material lien, encumbrance, mortgage, pledge, easement or other similar restriction affecting the Transferred Assets, other than Permitted Encumbrances.

1.24 “End Date” shall have the meaning ascribed to such term in Section 7.1.

1.25 “Excluded Assets” shall have the meaning ascribed to such term in Section 2.3.

1.26 “Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.

1.27 “Existing Patents” shall have the meaning ascribed to such term in the definition of “Transferred Patents.”

1.28 “Governmental Entity” shall have the meaning ascribed to such term in Section 3.3.

1.29 “Hart-Scott-Rodino Act” shall have the meaning ascribed to such term in Section 3.3.

1.30 “Indemnified Party” shall have the meaning ascribed to such term in Section 7.2(a).

1.31 “Indemnifying Party” shall have the meaning ascribed to such term in Section 7.5(a).

1.32 “Intellectual Property” means any and all of the following: (i) patents, utility models, certificates of invention, patents of addition or substitution, and other governmental grants for the protection of inventions anywhere in the world, including any reissue, renewal, re-examination, or extension thereof, and all applications for any of the foregoing, including any international, regional, national, provisional, divisional, continuation, continuation in part, continued prosecution, and petty patent applications (collectively, “Patents”); (ii) all trade secrets and confidential information (“Trade Secrets”); (iii) all copyrights, copyright registrations and applications therefor (collectively, “Copyrights”); (iv) all trade names, logos, common law trademarks and service marks, trademark and service mark registrations and applications therefor and all goodwill associated therewith throughout the world (“Trademarks”); and (v) any other intellectual property or proprietary right anywhere in the world.

1.33 “Knowledge of Seller” means the actual knowledge as of the Closing Date of the individuals listed on Section 1.33 of the Business Disclosure Letter.

1.34 “Legal Proceeding” shall have the meaning ascribed to such term in Section 3.7.

1.35 “Law” means any national, federal, state, provincial or local law, statute, ordinance, rule, regulation, code, order, judgment, injunction or decree of any Governmental Entity.

1.36 “Licensed Know-How” means all Technology, Trade Secrets, and Copyrights, to the extent owned by a party to a Material Business Agreement or Transferred Agreement, other than Seller, and that are in Seller’s possession and licensed to Seller under a Transferred Agreement.

1.37 “Loss” or “Losses” shall have the meaning ascribed to such term in Section 7.2(a).

1.38 “Material Adverse Effect on the Transferred Assets” means any change or effect (such item, an “Effect”) that is materially adverse to the Transferred Assets, taken as a whole (after taking into account insurance recoveries in respect thereof); provided, however, that in no event shall any of the following be taken into account in determining whether there has been or will be a Material Adverse Effect on the Transferred Assets: (A) any Effect that is the result of general market or political factors or economic factors affecting the economy as a whole, (B) any Effect that is the result of factors generally affecting the industry or specific markets in or for which the Transferred Assets are used, (C) any Effect that is the result of an outbreak or escalation of hostilities involving the United States, the declaration by the United States of a national emergency or war, or the occurrence of any acts of terrorism, or (D) any Effect arising out of or resulting from actions contemplated by the Parties in connection with this Agreement or any Ancillary Agreement or that is attributable to the announcement or performance of this Agreement or any Ancillary Agreement or the transactions contemplated by this Agreement (including a loss of customers or employees) or any Ancillary Agreement.

1.39 “Material Business Agreements” shall have the meaning ascribed to such term in Section 3.6(a).

1.40 “Non-Assignable Asset” shall have the meaning set forth in Section 2.11.

1.41 “Notice of Claim” shall have the meaning ascribed to such term in Section 7.4(a).

1.42 “Objection” shall have the meaning ascribed to such term in Section 7.4(a).

1.43 “Ordinary Course of Business” means the ordinary course of Seller’s business, consistent with past practice.

1.44 “Party” and “Parties” shall have the meaning ascribed to such term in the Preamble.

1.45 “Patents shall have the meaning ascribed to such term in the definition of “Intellectual Property.”

1.46 “Permitted Encumbrances” means any (i) purchase money liens to the extent the underlying obligation is an Assumed Liability, (ii) any licenses set forth in the Material Business Agreements and Transferred Agreements, and all terms and conditions of the Material Business Agreements and Transferred Agreements, and all other rights, licenses, restrictions and covenants granted or agreed upon by Seller in the Ordinary Course of Business under confidentiality agreements and material transfer agreements identified to Buyer prior to the date of signing this Agreement (e.g. in the spreadsheets listing Buyer’s agreements), (iii) any liens, encumbrances, mortgages, pledges, easements, and similar restrictions or imperfection in title and encroachments that do not materially impair the use or value of the respective underlying asset, (iv) liens, encumbrances, mortgages, pledges, easements, and similar restrictions that do not materially interfere with the use or operation of the property subject thereto or that result from Buyer’s activities pursuant to the Transition Agreement, and (v) any liens, encumbrances, mortgages, pledges, easements, and similar restrictions set forth on Section 1.46 of the Business Disclosure Letter.

1.47 “Person” means any individual, corporation, partnership, firm, association, joint venture, joint stock company, trust, unincorporated organization or other entity, including any Governmental Entity.

1.48 “Post-Closing Period” means any taxable period, or portion of a period, that begins after the Closing Date.

1.49 “Pre-Closing Period” means any taxable period or portion of a period that begins on or before the Closing Date and ends on the Closing Date.

1.50 “Purchase Price” shall have the meaning ascribed to such term in Section 2.1.

1.51 “Raw Materials and Inventory” means the raw materials, work in process and finished products owned by Seller and identified in Section 1.51 of the Business Disclosure Letter.

1.52 “Revenue Sharing Agreement” means the agreement set forth in Exhibit A of this Agreement.

1.53 “Rules” shall have the meaning ascribed to such term in Section 7.8.

1.54 “Seller” shall have the meaning ascribed to such term in the Preamble.

1.55 “Seller Certificate” shall have the meaning ascribed to such term in Section 6.2(c).

1.56 “Seller Closing Deliverables” shall have the meaning ascribed to such term in Section 2.7.

1.57 “Seller Marks” shall mean all Trademarks owned by Seller and listed in Section 1.57 of the Business Disclosure Letter, including all goodwill that has inured to Seller prior to the Closing Date with respect to such Trademarks.

1.58 “Seller Representatives” shall have the meaning ascribed to such term in Section 4.6.

1.59 “Seller Tax Returns” shall have the meaning ascribed to such term in Section 5.5(a).

1.60 “Stockholder Approval” shall have the meaning ascribed to such term in Section 6.1(c).

1.61 “Tax Returns” means all reports, returns, declarations, statements or other information supplied to a taxing authority in connection with Taxes.

1.62 “Taxes” means all taxes, including income, gross receipts, ad valorem, value-added, excise, real property, personal property, sales, use, transfer, withholding, employment, unemployment, insurance, social security, business license, business organization, environmental, workers compensation, profits, license, lease, service, service use, severance, stamp, occupation, windfall profits, customs, duties, franchise and other taxes imposed by the United States of America or any state, local or foreign government, or any agency thereof, or other political subdivision of the United States or any such government, and any interest, penalties, assessments or additions to tax resulting from, attributable to or incurred in connection with any tax or any contest or dispute thereof, and including any liability for the Taxes of another Person.

1.63 “Technology” means any and all technology, and technical and other information, and tangible embodiments thereof, including trade secrets, know-how, research, processes, formulations, techniques, diagnostics, models, concepts, ideas, knowledge, developments, samples, methods, invention and other disclosures, recipes, specifications, materials, instructions, compositions, designs, results, assays, systems, descriptions, analyses, opinions, works of authorship, plans, procedures, manuals, depictions, inventions, discoveries, methods, data, reports, customer lists, marketing and market information, sales information, projections, and any other written, printed or electronically stored information and materials of any nature whatsoever.

1.64 “Termination Date” shall have the meaning ascribed to such term in Section 8.1(d).

1.65 “Trade Secret” shall have the meaning ascribed to such term in the definition of “Intellectual Property.”

1.66 “Trademarks” shall have the meaning ascribed to such term in the definition of “Intellectual Property.”

1.67 “Transaction Materials” shall have the meaning ascribed to such term in Section 5.6.

1.68 “Transferred Agreements” means the agreements listed in Section 1.68 of the Business Disclosure Letter.

1.69 “Transferred Assets” shall have the meaning ascribed to such term in Section 2.2.

1.70 “Transferred Equipment” means the items of equipment listed in Section 1.70 of the Business Disclosure Letter.

1.71 “Transferred Intellectual Property” means the Transferred Patents, the Transferred Know-How, and the Seller Marks.

1.72 “Transferred Know-How” means any Trade Secret rights to the extent embodied in the documents listed in Section 1.72 of the Business Disclosure Letter and owned by Xcyte, excluding all Licensed Know-How.

1.73 “Transferred Patents” means (i) the Patents identified in Section 1.73 of the Business Disclosure Letter (the “Existing Patents”); (ii) any Patents issuing on any patent applications included in the Existing Patents, (iii) any and all counterpart United States, international and foreign patents and patent applications of the Existing Patents; and (v) all reissues, re-examinations, divisionals, renewals, extensions, continuations and continuations-in-part of any Existing Patents.

1.74 “Transition Agreement” shall mean the Agreement set forth in Exhibit D.

1.75 “Trigger Condition” shall have the meaning set forth in Section 1.75 of the Business Disclosure Letter.

1.76 “Trigger Exclusion” shall have the meaning set forth in Section 1.76 of the Business Disclosure Letter.

1.77 “Xcellerate Process” means the process described in Section 1.77 of the Business Disclosure Letter, or any update, modification, enhancement, derivative, expansion, or variation of such process.

ARTICLE II

THE TRANSACTION

2.1 The Transaction. On the Closing Date and effective as of the Closing, upon the terms and subject to the conditions of this Agreement, Seller shall sell, convey, assign, transfer and make available to Buyer, and Buyer shall purchase, acquire and obtain from Seller, all of Seller’s right, title and interest in and to the Transferred Assets, in exchange for (x) a cash payment from Buyer to Seller in the amount of five million U.S. dollars ($5,000,000) (the “Purchase Price”), and (y) the assumption by Buyer of the Assumed Liabilities. Except as provided below, the Purchase Price is non-refundable, is not subject to any right of set-off or adjustment, and is non-creditable against any other amounts owed to Seller. The Seller agrees to refund up to $1,000,000 of the Purchase Price to the Buyer, but only if and to the extent that the Trigger Condition has occurred; provided that in all cases no amount shall be refundable or refunded if a Trigger Exclusion has occurred. In the event that Buyer enters into any agreement of the type described in paragraph (iii) of Section 1.75 of the Business Disclosure Letter after receiving a refund from Seller, Buyer shall promptly return to Seller (or its successor or assign) the refund that was provided to Buyer. If the Trigger Condition occurs, and no Trigger Exclusion occurs, then the refund to Buyer shall be made only to the extent that Buyer establishes that it has lost sales as a result of the Trigger Condition that Buyer would have made, but was unable to make, as a result of the Trigger Condition.

2.2 Transferred Assets. For purposes of this Agreement, the term “Transferred Assets” means the assets, properties and rights set forth or described in paragraphs (a) through (e) below (in each case excluding the Excluded Assets and subject in each case to the terms and conditions of the Material Business Agreements and Transferred Agreements):

(a) the Transferred Intellectual Property;

(b) the Transferred Agreements, and all rights of Seller pursuant to the Transferred Agreements;

(c) the Raw Materials and Inventory;

(d) The clinical data generated by Seller that is owned by, and in the possession of Seller in the form in which it exists, as of the Closing Date in the course of clinical trials pursuant to the IND(s) identified in Schedule 2.2(d); and

(e) the Transferred Equipment.

For clarity, all documents, materials and information shall be delivered in the form in which it exists at Seller, Seller shall not be required to re-format or organize any documentation, materials, or information and shall not be considered in breach of any terms of this Agreement as a result of the format of any documentation, materials, or information.

2.3 Excluded Assets. Notwithstanding anything in Section 2.2 to the contrary, it is hereby expressly acknowledged and agreed that the Transferred Assets shall not include, and Seller is not selling, conveying, assigning, transferring or delivering to Buyer, and Buyer is not purchasing, acquiring or accepting from Seller, any of the rights, properties or assets set forth or described in paragraphs (a) through (h) below (the rights, properties and assets excluded by this Section 2.3 from the Transferred Assets being referred to herein as the “Excluded Assets”):

(a) all cash, cash equivalents, negotiable instruments, receivables, loans and other amounts owed to Seller, bank deposits, securities, and similar items of Seller;

(b) all rights to and under insurance policies of Seller, including rights of proceeds thereunder;

(c) all (i) confidential personnel records pertaining to any employee; (ii) all records prepared in connection with the sale of the Transferred Assets; (iii) other books and records that Seller is required by Law to retain or that Seller determines are necessary or advisable to retain under applicable Law; (iv) all financial books, records, reports, filings and information; and (v) any information management system of Seller;

(d) any claim, right or interest of Seller in or to any refund, rebate, abatement or other recovery for Taxes, together with any interest due thereon or penalty rebate arising therefrom, the basis of which arises or accrues in any Pre-Closing Period;

(e) all right, title, and interest in and to any Licensed Know-How, and other Intellectual Property licensed to Seller under any of the Material Business Agreements and Transferred Agreements or other agreement to which Seller is a party, except those rights that may be granted to Buyer under the Transferred Agreements when the Transferred Agreements are transferred to Buyer in accordance with this Agreement.

(f) all right, title, and interest in and to any Intellectual Property and Technology invented, created, developed, or acquired by Seller (or its successors or assigns) after the Closing Date and all right, title and interest in and to the Patents identified in Section 2.3 of the Business Disclosure Letter;

(g) all right, title and interest to and under the assets set forth on Section 2.3(g) of the Business Disclosure Letter; and

(h) any other right, title, interest, asset, property (whether real, tangible, or intangible), or other subject matter, material, and document, that is not expressly identified in this Agreement as a Transferred Asset.

2.4 Assumed Liabilities. On the Closing Date, Buyer shall execute and deliver to Seller the Assumption Agreement, pursuant to which Buyer shall accept, assume and agree to pay, perform and otherwise discharge the liabilities, responsibilities and obligations of Seller pursuant to and under the Assumed Liabilities. For purposes of this Agreement, the term “Assumed Liabilities” means all liabilities, responsibilities and obligations as set forth or described in paragraphs (a) through (f) below:

(a) all liabilities, obligations, and responsibilities under or in connection with the Material Business Agreements and Transferred Agreements, in each case to the extent arising during the Post-Closing Period;

(b) all liabilities, obligations, and responsibilities arising from or relating to the Transferred Assets, or the ownership, possession, use or operation thereof, including those based upon any exploitation of the Transferred Assets, the Licensed Know-How, or other Intellectual Property licensed under any of the Material Business Agreements or Transferred Agreements, to the extent arising during the Post-Closing Period;

(c) the Permitted Encumbrances;

(d) all liabilities, obligations, and responsibilities associated with filing, prosecuting, maintaining, and preserving the Transferred Intellectual Property, the Licensed Know-How, and other Intellectual Property and Technology licensed under any of the Material Business Agreements or Transferred Agreements;

(e) all liabilities, obligations, and responsibilities concerning any of the Raw Materials and Inventory or the Transferred Equipment, including for maintaining, preserving and protecting such Raw Materials and Inventory and Transferred Equipment; and

(f) all liabilities, obligations and responsibilities set forth on Section 2.4 of the Business Disclosure Letter.

2.5 Excluded Liabilities. Except for the obligations, responsibilities, and liabilities expressly identified in Section 2.4 of the Business Disclosure Letter as “Pre-Closing Liability,” the Buyer shall not assume any other liabilities of the Seller relating to the Transferred Assets to the extent arising during the Pre-Closing Period, including any such liability to the extent arising during the Pre-Closing Period to the extent the liability is covered by Seller’s existing insurance policies in effect on the date of the Closing (the “Excluded Liabilities”).

2.6 The Closing. The closing of the transactions contemplated by this Agreement (the “Closing”) shall take place at the Seller’s offices at 1124 Columbia Street, Suite 130, Seattle, Washington, on such mutually agreeable date as soon as practicable (and in any event not later than three business days) after the satisfaction or waiver of all conditions set forth in Article VI hereof (other than those conditions that, by their terms, are not capable of being satisfied or waived until the Closing) (the “Closing Date”).

2.7 Deliveries by Seller. At the Closing, Seller will deliver or cause to be delivered to Buyer the following (the “Seller Closing Deliverables”):

(a) a duly executed counterpart of the Revenue Sharing Agreement in the form attached hereto as Exhibit A;

(b) a duly executed counterpart of the General Assignment and Bill of Sale in the form attached hereto as Exhibit B;

(c) a duly executed counterpart of the Assumption Agreement in the form attached hereto as Exhibit C;

(d) the Seller Certificate;

(e) a certificate of Seller’s non foreign status that complies with the requirements of Section 1445 of the Code, and the Treasury Regulations promulgated thereunder; and

(f) all other documents, instruments and writings required to be delivered by Seller at or prior to the Closing Date pursuant to this Agreement.

2.8 Deliveries by Buyer. At the Closing, Buyer will deliver or cause to be delivered to Seller the following (the “Buyer Closing Deliverables”):

(a) the Purchase Price by wire transfer in immediately available funds to an account designated by Seller;

(b) a duly executed counterpart of the Revenue Sharing Agreement in the form attached hereto as Exhibit A;

(c) a duly executed counterpart of the General Assignment and Bill of Sale in the form attached hereto as Exhibit B;

(d) a duly executed counterpart of the Assumption Agreement in the form attached hereto as Exhibit C;

(e) the Buyer Certificate; and

(f) all other documents, instruments and writings required to be delivered by Buyer at or prior to the Closing Date pursuant to this Agreement and all other documents, instruments, declarations, affidavits and writings reasonably requested by Seller that are reasonably necessary for Buyer to assume the Assumed Liabilities.

2.9 Allocation of Purchase Price. Seller and Buyer recognize their mutual obligations pursuant to Section 1060 of the Code to timely file IRS Form 8594 (the “Asset Acquisition Statement”) with their respective federal income tax returns. Accordingly, Seller and Buyer shall, no later than ninety (90) days after the Closing Date, prepare an allocation of the Purchase Price among the Transferred Assets consistent with the provisions of Section 1060 of the Code and the Treasury Regulations thereunder. If Seller and Buyer agree on a Purchase Price allocation, then such allocation shall be conclusive and binding, Seller and Buyer shall use such allocation for all Tax purposes, and neither Seller nor Buyer shall take a Tax position which is inconsistent with such Purchase Price allocation.

2.10 Further Assurances. On and after the Closing, upon the reasonable request of a Party, the other Party shall use its commercially reasonable efforts to prepare, execute and deliver such other and further agreements, instruments, and certificates as may be reasonably necessary or appropriate in order to effectuate the purposes and intent of this Agreement and to consummate the transactions contemplated hereby. In this regard, Seller and Buyer shall, and shall cause their respective affiliates to, use its commercially reasonable efforts to execute, acknowledge and deliver all such further conveyances, notices, assumptions, releases and acquittances and such other instruments as may be reasonably necessary or appropriate to transfer and deliver to Buyer and its affiliates and their successors and assigns, all of the rights, titles, and interests intended to be conveyed to Buyer under this Agreement, and to assure the assumption by Buyer from Seller and its affiliates and their successors and assigns of the liabilities, obligations, and responsibilities intended to be assumed by Buyer under this Agreement, and to otherwise make effective the transactions contemplated hereby (including returning to Seller any asset not contemplated by this Agreement to be a Transferred Asset, which asset was delivered to Buyer). Seller acknowledges that such actions may include, without limitation, executing after the Closing Date instruments, conveyances, declarations, oaths, and the like, for Intellectual Property the benefit of which is being transferred to Buyer pursuant to this Agreement. Such actions may also include making available to Buyer, for up to one year following the Closing Date at Buyer’s expense, at Seller’s facilities or such other location specified by Seller, business records related to the Transferred Assets that existed prior to the Closing Date and that have been retained by Seller. Buyer agrees, however, that Buyer shall be solely responsible for, and shall pay, the costs and expenses of all filing, prosecution, and maintenance of the Transferred Intellectual Property and other Intellectual Property licensed under the Transferred Agreements.

2.11 Non-Assignable Assets.

(a) Nothing in this Agreement nor the consummation of the transactions contemplated hereby shall be construed as an attempt or agreement to assign any Transferred Agreement, other agreement, asset, property or right, including any certificate, approval, authorization or other right, that is contemplated as being a Transferred Asset, which by its terms or by Law is nonassignable without the consent of a third party or a Governmental Entity or is cancelable by a third party in the event of an assignment (each a “Non-Assignable Asset” and collectively, the “Non-Assignable Assets”) unless and until such consent shall have been obtained.

(b) Seller shall use commercially reasonable efforts to obtain such consents; however, Seller shall not be required to pay any fee or make any payment to any third party from whom Seller is seeking to obtain any such consent. Buyer understands and agrees that the procurement of any such consent is not a condition to Buyer’s obligation to effect the Closing, except that those consents expressly identified in Article 6 below shall be a condition of Closing to the extent set forth in Article 6.

(c) Buyer and Seller shall use their respective commercially reasonable efforts to obtain, or to cause to be obtained, any consent, substitution, approval, or amendment required to novate all obligations under any and all Transferred Agreements and all other obligations, responsibilities and liabilities that constitute Assumed Liabilities or to obtain in writing the unconditional release of Seller, its affiliates, and their successors, and assigns in connection with the Material Business Agreements, Transferred Agreements and Assumed Liabilities so that, in any such case, Buyer and its affiliates shall, effective as of the Closing, be solely responsible for the liabilities, responsibilities and obligations in and underlying the Assumed Liabilities, Transferred Agreements and Material Business Agreements.

(d) To the extent permitted by applicable Law, in the event that written consents to the assignment thereof cannot be obtained prior to the Closing, Seller shall use commercially reasonable efforts to hold such Non-Assignable Assets, as of and from the Closing Date, in trust for Buyer and the covenants, responsibilities, obligations costs and expenses thereunder shall be performed by Buyer in Seller’s name, at Buyer’s cost and expense, and all benefits and obligations existing thereunder shall be for Buyer’s account. Seller shall take or cause to be taken at Buyer’s expense such actions in its name or otherwise as Buyer may reasonably request so as to provide Buyer with the benefits of the Non-Assignable Assets and to effect collection of money or other consideration that becomes due and payable under the Non-Assignable Assets, and Seller shall promptly pay over to Buyer all money or other consideration received by it in respect of all Non-Assignable Assets.

(e) As of and from the Closing Date, Seller on behalf of itself and its Affiliates authorizes Buyer, to the extent permitted by applicable Law and the terms of the Non-Assignable Assets, at Buyer’s expense, to perform, and Buyer shall perform, all obligations and responsibilities and receive all benefits of Seller or its Affiliates under the Non-Assignable Assets.

(f) Notwithstanding anything in this Agreement to the contrary, unless and until any written consent or approval with respect to any Non-Assignable Asset is obtained, such Non-Assignable Asset shall not constitute a Transferred Asset for any purpose under this Agreement, and the failure of any such written consent or approval to be obtained or the failure of any such Non-Assignable Asset to constitute a Transferred Asset or any circumstances resulting therefrom shall not constitute a Material Adverse Effect on the Transferred Assets or a breach by Seller of any representation, warranty, covenant or agreement contained in this Agreement or any Ancillary Agreement; provided that this Section 2.11(f) is not intended to prevent those consents that are expressly identified in Article 6 from being a condition of Closing to the extent set forth in Article 6.

(g) Following the Closing, Buyer and Seller shall use their respective commercially reasonable efforts to obtain, or to cause to be obtained, (i) any remaining consents necessary to assign to Buyer any Non-Assignable Assets, and (ii) any remaining consent, substitution, approval, or amendment required to novate all Assumed Liabilities underlying such Non-Assignable Assets, and to obtain in writing the unconditional release of Seller, its affiliates, and their successors and assigns so that, in any such case, Buyer and its affiliates shall be solely responsible for all Assumed Liabilities.

2.12 Bulk Sales Law. Buyer hereby waives compliance by Seller with the requirements and provisions of any “bulk-transfer” Laws of any jurisdiction that may otherwise be applicable with respect to the sale of any or all of the Transferred Assets to Buyer.

2.13 Taxes. Buyer shall pay all applicable sales, use, transfer, and similar Taxes and all documentary, recording and filing fees that may be imposed, assessed or payable by reason of the operation or as a result of this Agreement (“Transfer Taxes”).

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF SELLER

Seller hereby represents and warrants to Buyer as of the date hereof, except as set forth in the Business Disclosure Letter provided by Seller to Buyer on the date hereof (the “Business Disclosure Letter”) (as to which Buyer acknowledges and agrees that any matter disclosed pursuant to a section, subsection, paragraph or subparagraph of the Business Disclosure Letter shall be deemed disclosed for all other purposes of the Business Disclosure Letter and the other sections, subsections, paragraphs and subparagraphs of the Business Disclosure Letter), the following:

3.1 Organization. Seller is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware.

3.2 Authorization of Transaction. Seller has all requisite corporate power and authority to execute and deliver this Agreement and the Ancillary Agreements and to perform its obligations hereunder and thereunder. The execution and delivery by Seller of this Agreement and the Ancillary Agreements and the consummation by Seller of the transactions contemplated hereby and thereby have been duly and validly authorized by all necessary corporate action on the part of Seller. This Agreement and the Ancillary Agreements have been, or prior to Closing will be, duly and validly executed and delivered by Seller and (assuming due authorization, execution and delivery by Buyer) constitute valid and binding obligations of Seller, enforceable against Seller in accordance with their terms, subject to bankruptcy, insolvency and similar laws affecting the rights of creditors generally and subject to rules of Law governing specific performance, injunctive relief and other equitable remedies.

3.3 Noncontravention. Except for the filings, permits, authorizations, consents and approvals that may be required under, and other applicable requirements of, the Exchange Act, and subject to compliance with the applicable requirements of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “Hart-Scott-Rodino Act”), and any foreign antitrust filing requirements, and subject to obtaining the Stockholder Approval, neither the execution and delivery by Seller of this Agreement or the Revenue Sharing Agreement, nor the consummation by

Seller of the transactions contemplated hereby or thereby, will (a) conflict with or violate any provision of the certificate of incorporation or bylaws of Seller, (b) require on the part of Seller any filing with, or any permit, authorization, consent or approval of, any court, arbitrational tribunal, administrative agency or commission or other governmental or regulatory authority or agency (a “Governmental Entity”), other than any filing, permit, authorization, consent or approval which if not made or obtained would not be reasonably expected to have a Material Adverse Effect on the Transferred Assets, (c) to the Knowledge of Seller conflict with, result in a breach of, constitute a default under, result in the acceleration of any obligations under, create in any party the right to terminate, modify any provision or cancel, or require any notice, consent or waiver under, any Material Business Agreement listed in Section 3.6 of the Business Disclosure Letter, except in each such case, as required or contemplated by the terms of the Material Business Agreements or Transferred Agreements, or as would not reasonably be expected to have a Material Adverse Effect on the Transferred Assets, (d) to the Knowledge of Seller result in the imposition of any Encumbrance upon any of the Transferred Assets, or (e) violate any order, writ, injunction, decree, statute, rule or regulation applicable to any of the Transferred Assets, other than any violation that would not reasonably be expected to have a Material Adverse Effect on the Transferred Assets.

3.4 Tangible Assets. ALL TRANSFERRED EQUIPMENT, RAW MATERIALS AND INVENTORY, AND OTHER TANGIBLE PERSONAL PROPERTY INCLUDED IN THE TRANSFERRED ASSETS IS TRANSFERRED TO BUYER ON A “WHERE IS” AND, AS TO CONDITION, “AS IS” BASIS, EXCEPT THAT SELLER TRANSFERS TO BUYER ALL APPLICABLE THIRD-PARTY WARRANTY OR GUARANTY RIGHTS PROVIDED TO SELLER BY THE SUPPLIER OF SUCH TRANSFERRED EQUIPMENT, RAW MATERIALS AND INVENTORY OR OTHER TANGIBLE PERSONAL PROPERTY TO THE EXTENT IN EFFECT AND TRANSFERABLE BY SELLER IN ACCORDANCE WITH THIS AGREEMENT UNDER THEIR TERMS. SELLER SHALL HAVE NO LIABILITY OR RESPONSIBILITY AS A RESULT OF ANY SUCH TRANSFER, OR ANY FAILURE OF TRANSFER, OF SUCH WARRANTY AND GUARANTY RIGHTS; IT BEING AGREED THAT SUCH TRANSFER IS BEING MADE ONLY TO THE EXTENT POSSIBLE WITHOUT SELLER HAVING ANY RESULTING LIABILITY OR RESPONSIBILITY.

3.5 Intellectual Property.

(a) To the Knowledge of Seller; Seller owns the Transferred Intellectual Property, and has the right to make the Licensed Know-How available to Buyer (subject to the terms and conditions of the Transferred Agreements and Material Business Agreements). Seller has made available to Buyer copies of all written documentation in Seller’s possession relating to claims or disputes Known to Seller concerning any item of Transferred Intellectual Property, Licensed Know-How or Patents licensed under any of the Material Business Agreements. To the Knowledge of Seller, all Transferred Patents are currently in compliance with formal legal requirements (including payment of filing, examination and maintenance fees and proofs of use), are valid and enforceable, and are not subject to any unpaid maintenance fees or taxes or actions having non-extendable deadlines falling due within three (3) months after the date on which this Agreement is signed by Seller, and to Seller’s Knowledge all such Transferred Patents have been assigned to Seller and such assignments have been properly recorded prior to the Closing Date. Section 3.5(a) of the Business Disclosure Letter lists each Patent owned by Seller that is necessary to practice the Xcellerate Process as the Xcellerate Process has been practiced by Seller prior to the Closing Date. To the Knowledge of Seller, the Patents licensed to Seller under the Material Business Agreements are currently in compliance with formal legal requirements (including payment of filing, examination and maintenance fees and proofs of use), are valid and enforceable, and are not subject to any unpaid maintenance fees or taxes or actions having non-extendable deadlines falling due within three (3) months after the date on which this Agreement is signed by Seller.

(b) There are no proceedings or actions Known to Seller before any court, tribunal (including the PTO or equivalent authority anywhere in the world) related to any Transferred Intellectual Property or Licensed Know-How, or Patents licensed to Seller under the Material Business Agreements, other than prosecution proceedings for Patents and Trademarks.

(c) To the Knowledge of Seller, (X) none of the Transferred Intellectual Property, Patents licensed to Seller under any of the Material Business Agreements, or Licensed Know-How infringes or violates, or constitutes a misappropriation of, any Intellectual Property rights of any Person and (Y) each item of Transferred Intellectual Property is free and clear of Encumbrances, other than the Permitted Encumbrances.

(d) To the Knowledge of Seller, except as disclosed in Section 3.5(d) of the Business Disclosure Letter, no third-party is currently infringing or violating any of the Transferred Intellectual Property, Patents licensed to Seller under the Material Business Agreements or Licensed Know-How.

(e) To the Knowledge of Seller, Seller has not transferred ownership of, or granted any license of or right to use, or authorized the retention of any rights to use, any Transferred Intellectual Property to any other Person, other than as set forth in the Material Business Agreements and Transferred Agreements and except for the Permitted Encumbrances.

(f) To the Knowledge of Seller, no Transferred Intellectual Property or Licensed Know-How, or Patents licensed to Seller pursuant to any of the Transferred Agreements, is subject to any proceeding or outstanding decree, order, or judgment that may affect the validity, use or enforceability of the Transferred Intellectual Property.

(g) Seller has and enforces a policy requiring each of its employees that invented, created, or used any of the Transferred Patents or Transferred Know-How to execute and deliver a proprietary information and confidentiality agreement in the form set forth in Schedule 3.5(g), and to Seller’s Knowledge such agreement was executed by each employee and former employee of Seller. To the Knowledge of Seller, no employee of Seller is in violation of any term of any such agreement. To Seller’s Knowledge, no employee of Seller has claimed to have any ownership interest, license, covenant not to sue or similar right in, to or under any Transferred Intellectual Property, Licensed Know-How, or Patents licensed to Seller under the Material Business Agreements.

(h) To the Knowledge of Seller, all Transferred Intellectual Property shall be fully transferable, alienable, and/or licensable by Buyer, subject to the terms of the Material Business Agreements and Transferred Agreements and the Permitted Encumbrances.

3.6 Contracts.

(a) To the Knowledge of Seller, Section 3.6(a) of the Business Disclosure Letter lists, as of the date of this Agreement, all material contracts and agreements to which Seller is a party concerning the Transferred Assets (each a “Material Business Agreement”).

(b) Seller has made available to Buyer a complete and accurate copy of each Transferred Agreement, provided that Seller shall not be considered in breach of the foregoing as a result of an inadvertent omission that is reasonably discoverable based upon a review of the copies delivered by Seller. With respect to each Transferred Agreement, the contract is, as of the date hereof, to Seller’s Knowledge legal, valid, binding and enforceable against Seller and in full force and effect, subject to bankruptcy, insolvency and similar laws affecting the rights of creditors generally and subject to rules of Law governing specific performance, injunctive relief and other equitable remedies. To Seller’s Knowledge, Seller has not received the notice or communication described in Section 3.6(b) of the Business Disclosure Letter, and Seller does not have Knowledge of any breaches by Seller of the agreement identified in Section 3.6(b) of the Business Disclosure Letter that have occurred prior to the Closing Date that Seller believes will cause the parties identified in Section 3.6(b) of the Business Disclosure Letter to terminate such agreement, or to narrow or restrict the scope of Seller’s rights under such agreement. Seller shall have no responsibility or liability under this Section 3.6(b), however, as a result of any effects of this Agreement or any Ancillary Agreement, the fact that Buyer will succeed to Seller under such agreement identified in Section 3.6(b) of the Business Disclosure Letter, or as a result of any modifications, terminations, or restrictions resulting from any interactions between Buyer and any such parties identified in Section 3.6(b) of the Business Disclosure Letter or as a result of any narrowing, modification, or termination based upon or resulting from Buyer’s involvement with respect to, or failure to meet any obligation or responsibility under, such agreement.

(c) Each Material Business Agreement provided to Buyer is a true and complete copy of each such document; provided that Seller shall not be considered in breach of the foregoing as a result of an inadvertent omission that is reasonably discoverable based upon a review of the copies delivered by Seller.

3.7 Litigation. There is no action, suit, proceeding, claim, arbitration or to the Knowledge of Seller, investigation, before any Governmental Entity (a “Legal Proceeding”) which is pending or, to the Knowledge of Seller, threatened against Seller in connection with the Transferred Assets which would reasonably be expected to have a Material Adverse Effect on the Transferred Assets.

3.8 Taxes.

(a) To the extent that failure to do so would materially and adversely impact the Transferred Assets or Buyer’s use of the Transferred Assets, as of the Closing Date, Seller will have paid all Taxes and timely filed all Tax Returns relating to any and all Taxes attributable to Seller, and such Returns are or will be true and correct in all material respects and have been or will be completed in accordance with applicable Law; and

(b) To the extent that doing so would materially and adversely impact the Transferred Assets or Buyer’s use of the Transferred Assets, as of the Closing Date, Seller has not been delinquent in the payment of any Tax.

(c) No audit or other examination of any Tax Return of Seller is presently in progress, nor has Seller been notified of any request for such an audit or other examination, pursuant to which an assessment would materially and adversely impact the Transferred Assets or Buyer’s use of the Transferred Assets.

(d) No Tax deficiency is outstanding, assessed or proposed against the Seller that would materially and adversely impact the Transferred Assets or Buyer’s use of the Transferred Assets.

3.9 Complete Transfer. To the Knowledge of Seller, the Transferred Assets include all Patents and Trade Secrets owned by Seller as of the Closing Date that are reasonably necessary for Seller to conduct the Business as conducted by Seller as of the Closing Date. In the event of a failure to make such a Trade Secret available to Buyer that is part of the Transferred Assets in Seller’s possession and is necessary for Buyer to conduct the Business, Buyer’s sole remedy for a failure to comply with this Section 3.9 shall be that Seller shall make such Trade Secret available to Buyer provided that Buyer notifies Seller of the deficiency within one year after the Closing Date. Buyer agrees that none of the Patents identified in Section 2.3 of the Business Disclosure Letter are necessary for Seller to conduct the Business as conducted by Seller as of the Closing Date.

3.10 No Other Representations or Warranties. Except for the representations and warranties contained in this Article III, none of Seller or any of its affiliates or any of their respective officers, directors, employees, agents or representatives makes any representations or warranties, and Seller hereby disclaims any other representations and warranties, whether made by Seller or any of its affiliates, or any of their respective officers, directors, employees, agents or representatives, with respect to the execution and delivery of this Agreement or any Ancillary Agreement and the transactions contemplated hereby or thereby.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer represents and warrants to Seller as of the date hereof, as follows:

4.1 Organization and Corporate Power. Buyer is a corporation duly organized, validly existing and in good standing under the laws of the state of Delaware.

4.2 Authorization of Transaction. Buyer has all requisite corporate power and authority to execute and deliver this Agreement and the Ancillary Agreements and to perform its obligations hereunder and thereunder. The execution and delivery by Buyer of this Agreement and the Ancillary Agreements and the consummation by Buyer of the transactions contemplated hereby and thereby have been duly and validly authorized by all necessary corporate action on the part of Buyer. This Agreement and the Ancillary Agreements have been duly and validly executed and delivered by Buyer and (assuming due authorization, execution and delivery by Seller) constitute valid and binding obligations of Buyer, enforceable against Buyer in accordance with its terms, subject to bankruptcy, insolvency and similar laws affecting the rights of creditors generally and subject to rules of Law governing specific performance, injunctive relief and other equitable remedies.

4.3 Noncontravention. Except for the filings, permits, authorizations, consents and approvals that may be required under, and other applicable requirements of, the Exchange Act, and subject to compliance with applicable requirements of the Hart-Scott-Rodino Act and any foreign antitrust filing requirements, neither the execution and delivery by Buyer of this Agreement or the Revenue Sharing Agreement, nor the consummation by Buyer of the transactions contemplated hereby or thereby, will (a) conflict with or violate any provision of the charter or bylaws of Buyer, (b) require on the part of Buyer any filing with, or permit, authorization, consent or approval of, any Governmental Entity, (c) conflict with, result in breach of, constitute a default under, result in the acceleration of obligations under, create in any party any right to terminate, modify or cancel, or require any notice, consent or waiver under, any contract or instrument to which Buyer is a party or by which it is bound or to which any of its assets are subject, or (d) violate any order, writ, injunction, decree, statute, rule or regulation applicable to Buyer or any of its properties or assets, except in the case of clauses (b), (c) or (d), any filing, permit, authorization, consent or approval of, or conflict, breach, default, acceleration, right or violation that would not reasonably be excepted to have a Buyer Material Adverse Effect. A “Buyer Material Adverse Effect” means any material adverse change, event or circumstance with respect to, or any material adverse effect on, the ability of Buyer to consummate the transactions contemplated by this Agreement.

4.4 Legal Proceedings. There are no Legal Proceedings of any nature that are pending or, to the knowledge of Buyer, threatened against or relating to Buyer that would be reasonably expected to have a Buyer Material Adverse Effect.

4.5 Brokers’ Fees. No broker, investment banker, financial advisor or other Person is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Buyer.

4.6 Investigation by Buyer; Seller’s Liability. Buyer has conducted its own independent review and analysis of the business, operations, assets, liabilities, results of operations, financial conditions, technology, Intellectual Property, and prospects of the Transferred Assets and acknowledges that Buyer has been provided access to the personnel, properties, premises and records of the Transferred Assets for such purpose. In entering into this Agreement, Buyer has relied solely upon its own investigation and analysis, and Buyer: (a) acknowledges that none of

Seller or any of its directors, officers, stockholders, employees, affiliates, controlling persons, agents, advisors or representatives (the “Seller Representatives”) has made any representation or warranty, either express or implied, as to the accuracy or completeness of any of the information provided or made available to Buyer or its directors, officers, employees, stockholders, affiliates, controlling persons, agents or representatives (the “Buyer Representatives”) and (b) agrees, to the fullest extent permitted by law, that none of Seller or any of the Seller Representatives shall have any responsibility, obligation or liability whatsoever to Buyer or the Buyer Representatives on any basis (including in contract or tort) based upon any information provided or made available, or statements made, to Buyer or any of the Buyer Representatives (or any omissions therefrom), except to the extent the Seller makes express representations and warranties set forth in Article III of this Agreement, but subject to the limitations and restrictions contained herein.

4.7 Financing . Buyer has (i) and will have at Closing, sufficient funds available to pay the Purchase Price and any expenses incurred by Buyer in connection with the transactions contemplated by this Agreement, (ii) and will have at Closing, the resources and capabilities (financial or otherwise) to perform its obligations hereunder, and (iii) not incurred and will not incur any obligation, commitment, restriction or liability of any kind, absolute or contingent, which would impair or adversely affect such resources and capabilities.

ARTICLE V

COVENANTS

5.1 Closing Efforts.

(a) Each of the Parties shall use its commercially reasonable efforts to take all actions and to do all things necessary, proper or advisable prior to the Closing Date to consummate the transactions contemplated by this Agreement.

(b) Notwithstanding anything to the contrary, commencing with the date of this Agreement above, until completion of Closing, none of Buyer, its affiliates, and their representatives, employees, and agents shall communicate, or cause any communication, with any other party to any Material Business Agreement, whether orally, in writing, or otherwise, without the Seller’s advance written consent, not to be unreasonably withheld, delayed or conditioned, except in accordance with the Transition Agreement.

5.2 Regulatory Matters. Subject to the terms of this Agreement, each of the Parties shall use commercially reasonable efforts to obtain all authorizations, consents, orders and approvals of all Governmental Entities that may be or become necessary for the consummation of the transactions contemplated by this Agreement and shall cooperate fully with each other in promptly seeking to obtain all such authorizations, consents, orders and approvals. Each of the Parties shall promptly file, as applicable, (or cause to be filed) a Notification and Report Form and related material with the Federal Trade Commission and the Antitrust Division of the United States Department of Justice pursuant to the Hart-Scott-Rodino Act and any comparable antitrust filings required in jurisdictions other than the United States (which shall be made promptly after the date hereof), and shall coordinate in making any further filings or information submissions pursuant thereto that may be necessary, proper or advisable.

5.3 Operation of Business. Except as set forth on Section 5.3 of the Business Disclosure Letter or as otherwise required or contemplated by this Agreement or the Ancillary Agreements, commencing upon signing until the Closing, Seller shall not, without the written consent of Buyer (such written consent not to be unreasonably withheld, delayed or conditioned):

(a) sell, lease, license or dispose of any of the Transferred Assets, other than as may be required to fulfill any obligations under any Transferred Agreements and Material Business Agreements;

(b) incur or assume any material liabilities or obligations that would constitute an Assumed Liability, other than as may be required to fulfill any obligations under any Transferred Agreements or Material Business Agreements;

(c) mortgage or pledge or subject any Transferred Asset to an Encumbrance that does not exist as of the Closing Date, other than as may be required to fulfill any obligations under any Transferred Agreements or Material Business Agreements;

(d) terminate (except pursuant to its terms), or materially modify or amend any Transferred Agreement; or

(e) agree to take any of the foregoing actions.

Seller shall not be considered in breach of this Section 5.3 as a result of any results of Buyer’s activities under the Transition Agreement, and Buyer hereby waives any failures to comply that result from Buyer’s activities.

5.4 Transition. During the one (1) month period immediately following the Closing Date, Seller agrees to take the following actions to effect the transfer to Buyer of the Transferred Assets and Licensed Know-How. Seller agrees to make the Transferred Equipment and Raw Materials and Inventory available for pickup by Buyer. Buyer shall bear all risk of packing, loading and transporting such Transferred Assets. Seller also agrees to make available to Buyer at Seller’s facilities the documents included in the Transferred Know-How and the Licensed Know-How that are in Seller’s possession and control, so that Buyer may make a copy of all documentation in the Transferred Know-How and Licensed Know-How at Buyer’s cost. Seller will reasonably assist Buyer in the technical transfer of the quality control assays which Seller has been performing for the “Xcyte Dynabeads” prior to February 1, 2006. Seller will provide up to a total of one week of one employee’s time for the foregoing purposes. Buyer shall promptly reimburse Seller for all out of pocket expenses incurred for such purpose upon invoice. All such activities shall be subject to the Parties obtaining in advance any needed consent or authorization from any applicable party to the Material Business Agreements and Transferred Agreements.

5.5 Tax Matters.

(a) Seller Tax Returns. Subject to Section 5.5(b) below, Seller will prepare and file all Tax Returns of Seller (including Tax Returns required to be filed after Closing Date) to the extent such Tax Returns include or relate to the operations of the Transferred Assets or the use or ownership of the Transferred Assets attributable to Pre-Closing Periods (the “Seller Tax Returns”). The Seller Tax Returns shall be true, complete and correct in all material respects and prepared in accordance with applicable Law. Seller will make all payments for Taxes required with respect to the Seller Tax Returns.

(b) Buyer Tax Returns. Buyer will be responsible for the preparation and filing of all Tax Returns it is required to file with respect to Buyer’s ownership or use of the Transferred Assets or its operation of the Transferred Assets attributable to Post-Closing Periods (the “Buyer Tax Returns”). The Buyer Tax Returns shall be true, complete and correct in all material respects and prepared in accordance with applicable Law. Buyer will make all payments for Taxes required with respect to the Buyer Tax Returns.

(c) Property Taxes. Notwithstanding anything herein to the contrary, in the case of any real or personal property taxes or similar ad valorem taxes attributable to the Transferred Assets for which taxes are reported on a tax return covering a period commending before the Closing Date and ending thereafter (a “Straddle Period Tax”), any such Straddle Period Taxes shall be prorated between Buyer and Seller on a per diem basis. The party required by law to pay any such Straddle Period Tax (the “Paying Party”) to the extent such payment exceeds the obligation of the Paying Party hereunder shall provide the other (the “Non-Paying Party”) with proof of payment, and within ten (10) days of receipt of such proof of payment, the Non-Paying Party shall reimburse the Paying Party for the Non-Paying Party’s share of such Straddle Period Taxes. The party required by law to file a tax return with respect to Straddle Period Taxes shall do so within the time period prescribed by Law.

(d) FIRPTA Certificate. On or prior to the Closing Date, Seller will furnish to Buyer a certificate of non-foreign status as described in Treasury Regulations Section 1.1445-2(b)(2).

5.6 Confidentiality. Each Party may disclose Confidential Information to the other in connection with this Agreement or in connection with any negotiation or due diligence related to this Agreement. As used herein, “Confidential Information” of a Party means any information and materials disclosed by or on behalf of that Party to the other Party, either directly or indirectly, in writing, orally or by inspection of tangible objects which is not generally available in the public domain, including as disclosed prior to execution of this Agreement by the Parties. Confidential Information shall not include information that (i) was publicly known or made generally available in the public domain prior to the time of disclosure by the disclosing Party; (ii) becomes publicly known or made generally available after disclosure by the disclosing Party to the receiving Party through no action or inaction of the receiving Party; (iii) is already in the possession of the receiving Party at the time of disclosure by the disclosing Party as shown by the receiving Party’s files and records immediately prior to the time of disclosure other than from the disclosing Party; (iv) is obtained by the receiving Party from a third party without a breach of such third party’s obligations of confidentiality; or (v) is independently developed by the receiving Party without use of or reference to the disclosing Party’s Confidential Information, as shown by documents and other competent evidence in the receiving Party’s possession. Neither Party hereto shall use the Confidential Information of the other, except as necessary to enter into and achieve Closing of this Agreement prior to any termination or expiration of this Agreement. Neither Party shall have the right to disclose the Confidential Information of the other Party. Upon Closing, the terms and conditions of this Section 5.6 shall terminate only in respect of that portion of the Confidential Information that is part of the Transferred Assets (the ownership of which will have been transferred to Buyer), and such terms and conditions shall continue to apply to the Excluded Assets, Excluded Liabilities and the Transaction Materials. The “Transaction Materials” means the terms and conditions of this Agreement and the Ancillary Agreements. If this Agreement is, for any reason, terminated prior to the Closing, the terms and conditions of this Section 5.6 shall continue in full force and effect in all respects. Notwithstanding anything to the contrary, Seller shall not be considered in breach of any confidentiality obligation or commitment, and shall not have any liability or responsibility, as a result of any disclosure, use, or exploitation of any information or ideas retained in the memories of its employees (including former employees), and other individuals, that had access to the Transferred Intellectual Property prior to completion of the activities under Section 5.4 of this Agreement above. Additionally, Seller shall have no liability or responsibility as a result of any use, disclosure or other exploitation of Confidential Information or Transferred Know-How by any party to any Material Business Agreement or Transferred Agreement or any other agreement pursuant to which Confidential Information of Seller or Transferred Know-How was disclosed prior to the Closing Date. Seller shall have no obligation or responsibility to enforce, or maintain in force, or to perform under, any agreements to which Seller is a party after the Closing Date, and Seller shall have no liability or responsibility based upon such agreements, except in accordance with this Agreement as a result of a breach by Seller of a representation or warranty of Seller set forth in this Agreement.

ARTICLE VI

CONDITIONS TO CONSUMMATION OF TRANSACTION

6.1 Conditions to Buyer’s and Seller’s Obligations. The respective obligations of Buyer and Seller to consummate the transactions contemplated by this Agreement are subject to the satisfaction of the following conditions:

(a) All applicable waiting periods (and any extensions thereof) under the Hart-Scott-Rodino Act and applicable foreign antitrust laws shall have expired or otherwise been terminated and all approvals required under applicable foreign antitrust laws shall have been obtained.

(b) No Governmental Entity shall have enacted, issued, promulgated, enforced or entered any law, rule, regulation, judgment, decree, executive order or award which is then in effect and has the effect of making the transactions contemplated by this Agreement illegal or otherwise prohibiting consummation of the transactions contemplated by this Agreement.

(c) The affirmative vote of the holders of a majority of the votes represented by the shares of the Seller’s common stock entitled to be cast at a special meeting to approve the asset sale contemplated hereby, shall have been obtained to approve the asset sale contemplated hereby (the “Stockholder Approval”).

(d) Seller shall have obtained the consent identified in Section 6.1(d) of the Business Disclosure Letter; provided that this condition shall be deemed waived, terminated, and of no force or effect if, within sixty (60) days after signing this Agreement, such consent has not been obtained and after such period Seller offers to grant an exclusive sublicense to Buyer under the agreement identified in Section 6.1(d) of the Business Disclosure Letter. For clarity, in such event, all obligations, responsibilities, and liabilities arising under such agreement identified in Section 6.1(d) of the Business Disclosure Letter after the Closing Date shall remain Assumed Liabilities.

6.2 Conditions to Obligations of Buyer. The obligation of Buyer to consummate the transactions contemplated by this Agreement is subject to the satisfaction (or waiver by Buyer) of the following additional conditions:

(a) The representations and warranties of Seller set forth in Article III shall have been true and correct on the date hereof and shall be true and correct at and as of the Closing as if made as of the Closing, except (i) for changes contemplated or permitted by this Agreement, (ii) those representations and warranties that address matters only as of a particular date (which shall be true and correct as of such date, subject to clause (iii)) and (iii) where the failure of the representations and warranties to be true and correct would not reasonably be expected to have a Material Adverse Effect on the Transferred Assets.

(b) Seller shall have performed or complied with in all material respects its agreements and covenants required to be performed or complied with under this Agreement as of or prior to the Closing.

(c) Seller shall have delivered to Buyer a certificate executed by an authorized officer of Seller (the “Seller Certificate”) to the effect that each of the conditions specified in clauses (a) and (b) of this Section 6.2 is satisfied in all respects.

(d) Seller shall have delivered to Buyer the Seller Closing Deliverables.

6.3 Conditions to Obligations of Seller. The obligation of Seller to consummate the transactions contemplated by this Agreement is subject to the satisfaction (or waiver by Seller) of the following additional conditions:

(a) The representations and warranties of Buyer set forth in Article IV shall have been true and correct on the date hereof and shall be true and correct at and as of the Closing as if made as of the Closing, except (i) those representations and warranties that address matters only as of a particular date (which shall be true and correct as of such date, subject to clause (ii)), and

(ii) where the failure of the representations and warranties to be true and correct would not reasonably be expected to have a Buyer Material Adverse Effect.

(b) Buyer shall have performed or complied with in all material respects its agreements and covenants required to be performed or complied with under this Agreement as of or prior to the Closing.

(c) Buyer shall have delivered to Seller a certificate executed by a duly authorized officer of Buyer (the “Buyer Certificate”) to the effect that each of the conditions specified in clauses (a) and (b) of this Section 6.3 is satisfied in all respects.

(d) Buyer shall have delivered to Seller the Buyer Closing Deliverables.

(e) Prior to or concurrently with the Closing, either (i) Seller shall have consummated a transaction (or series of related transactions) which constitutes an Acquisition of Seller or (ii) all of the conditions to the consummation of a transaction (or series of related transactions) which constitutes an Acquisition of Seller shall have been satisfied or waived in accordance with the provisions of the definitive agreement setting forth such conditions. For purposes of this Agreement, “Acquisition” means the occurrence of any of the following: (i) any “person” (as such term is used in Sections 13(d) and 14(d) of the Exchange Act becomes the “beneficial owner” (as defined in Rule 13d-3 under said Act), directly or indirectly, of securities of the Seller representing fifty percent (50%) or more of the total voting power represented by the Seller’s then outstanding voting securities; (ii) any action or event occurring within a two-year period, as a result of which fewer than a majority of the directors are Incumbent Directors (“Incumbent Directors” shall mean directors who either (A) are directors of the Seller as of the date hereof, or (B) are elected, or nominated for election, to the Seller’s board of directors with the affirmative votes of at least a majority of the Incumbent Directors at the time of such election or nomination (but shall not include an individual whose election or nomination is in connection with an actual or threatened proxy contest relating to the election of directors to the Seller)); or (iii) the consummation of a merger or consolidation between the Seller and any other corporation, other than a merger or consolidation which would result in the voting securities of the Seller outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) at least fifty percent (50%) of the total voting power represented by the voting securities of the Seller or such surviving entity outstanding immediately after such merger or consolidation.

ARTICLE VII

SURVIVAL AND INDEMNIFICATION

7.1 Survival of Representations and Warranties. The representations and warranties of Buyer and Seller contained in this Agreement shall survive the Closing solely for purposes of this Article VII and such representations and warranties shall terminate at the close of business on the date that is twelve (12) months after the Closing Date (the “End Date”). The obligations to indemnify and hold harmless an Indemnified Party pursuant to Section 7.2(a)(i) and for the breach of any covenant required to be performed by a Party prior to the Closing only, and Seller’s obligations under Section 7.2(c), shall terminate on the End Date; provided that such obligations to indemnify and hold harmless shall not terminate as to any Loss with respect to which the Indemnified Party shall have delivered to the Indemnifying Party a Notice of Claim in accordance with Section 7.4, or, in the event of a Third-Party Claim, given notice to the Indemnifying Party of such Third-Party Claim in accordance with Section 7.5, in each case on or prior to the End Date; provided further, that the obligations of the Buyer to assume, and indemnify the Seller for, the Assumed Liabilities shall survive the End Date.

7.2 Indemnification.

(a) Seller and Buyer shall indemnify, defend and hold harmless the other Party and its affiliates, and their respective officers, directors, stockholders, employees, representatives and agents (each an “Indemnified Party”), from and against any and all claims, actions, suits, proceedings, liabilities, obligations, losses, and damages, amounts paid in settlement, costs and expenses (including reasonable attorney’s fees, court costs and other out-of-pocket expenses incurred in investigating, preparing or defending the foregoing) incurred or paid (collectively, “Losses”) by any Indemnified Party to the extent that the Losses arise by reason of, or result from (i) any breach of any representation or warranty of the other Party contained in this Agreement or (ii) the breach or failure to perform by the other Party of any covenant or agreement of such Party contained in this Agreement or any Ancillary Agreement.

(b) Buyer further agrees to indemnify and hold harmless Seller and any Indemnified Party of Seller with respect to any failure of Buyer to pay, perform or otherwise discharge from and against any and all Losses to the extent that the Losses (i) are one of the Assumed Liabilities, (ii) arise by reason of or result from all obligations, responsibilities and liabilities, known or unknown, absolute or contingent, with respect to the Transferred Assets, the basis of which arises or accrues on or after the Closing Date.

(c) For a period of twelve (12) months after the Closing Date, Seller agrees to indemnify and hold harmless Buyer and any Indemnified Party of Buyer with respect to any failure of Seller to pay, perform or otherwise discharge from and against any and all Losses to the extent that the Losses are one of the Excluded Liabilities.

7.3 Limitations.

(a) The Indemnifying Party’s liability for all claims for indemnifiable Losses made under Section 7.2(a)(i) and 7.2(c) of this Article VII (each a “Claim”) shall be subject to the following limitations: (x) the Indemnifying Party shall have no liability for any Claims until the aggregate amount of the Losses finally determined to have been incurred or paid shall exceed five percent (5%) of the Purchase Price (“Qualified Losses”), in which case the Indemnifying Party shall be liable for the Qualified Losses, and (y) the Indemnifying Party’s aggregate liability for all such Losses shall not exceed twenty five percent (25%) of the Purchase Price.

(b) Notwithstanding anything contained in this Agreement to the contrary, the amount of the Indemnifying Party’s liability under this Agreement shall be net of (i) any insurance proceeds or other third party indemnity or contribution amounts recoverable by an Indemnified Party, and (ii) any Tax savings that reduce the overall impact of the Losses upon the Indemnified Party. Each Party shall use commercially reasonable efforts to mitigate its damages.

(c) Notwithstanding anything contained in this Agreement to the contrary, no Party shall be liable to the other Party for any indirect, special, punitive, exemplary, reliance or consequential loss or damage (including any loss of revenue or profit) arising out of this Agreement.

7.4 Procedures for Indemnification.

(a) In the event an Indemnified Party shall have a Claim for Losses under this Article VII, Buyer or Seller (on behalf of itself or its affiliates), as the case may be, shall promptly send written notice of such Claim (the “Notice of Claim”) to the Indemnifying Party. Such notice must (i) state the amount of Losses incurred or paid by the Indemnified Party, (ii) specify in reasonable detail the individual items of Losses included in the amount stated, the date each such item was incurred or paid, and the nature of the misrepresentation, breach of warranty or covenant to which such Loss is related (including specific references to the applicable representation or covenant), and (iii) be executed by a duly authorized officer of Buyer or Seller, as the case may be.

(b) The Indemnifying Party may make a written objection (“Objection”) to any Claim for indemnification delivered pursuant to Section 7.4(a). The Objection shall be delivered to the Indemnified Party within 20 days after delivery of the Notice of Claim.

(c) In the event of a dispute that the Parties are able to resolve, the Parties shall prepare and sign a memorandum setting forth such agreement, and the Indemnifying Party shall pay to the Indemnified Party by wire transfer of immediately available funds to an account designated by such Indemnified Party the agreed-upon amount of the Loss (if any) within 15 days of the date of such written memorandum.

(d) If, within thirty (30) days of delivery of the notice of Objection (as such period may be extended by mutual agreement between the Parties), the Parties are unable to resolve a dispute over the Claim for indemnification to which the Objection has been made, the dispute shall be resolved exclusively by binding arbitration, pursuant to Section 7.8.

7.5 Third Party Claims.

(a) The Indemnified Party seeking indemnification under this Agreement shall promptly (and in any event within ten (10) business days of becoming aware of a Third-Party Claim) notify the Party against whom indemnification is sought (the “Indemnifying Party”) of the assertion of any claim, or the commencement of any action, suit or proceeding by any third party, in respect of which indemnity may be sought by the Indemnified Party under this Article VII (a

“Third-Party Claim”) and shall give the Indemnifying Party such information with respect thereto as the Indemnifying Party may reasonably request, but failure to give timely notice shall not relieve the Indemnifying Party of any liability hereunder (unless and to the extent that the Indemnifying Party has suffered prejudice by such failure, and except as provided in Section 7.1).

(b) The Indemnifying Party shall have the right, but not the obligation, exercisable in its sole discretion by written notice to the Indemnified Party within thirty (30) days of receipt of notice from the Indemnified Party of the commencement of or assertion of any Third-Party Claim, to assume the defense and control the settlement of such Third-Party Claim, subject to Section 7.5(b). The non-controlling Party shall have the right to participate in (but not control), at its own expense, the defense and settlement of any Third-Party Claim. If the Indemnifying Party does not elect to undertake and conduct the defense of a Third-Party Claim, the Indemnified Party shall undertake the defense of such Third-Party Claim.

(c) In the event the Indemnifying Party has assumed the defense of any Third-Party Claim, the Indemnifying Party shall not consent to a settlement of, or the entry of any judgment arising from, any such Third-Party Claim without the Indemnified Party’s prior written consent (which consent shall not be unreasonably withheld, conditioned or delayed), unless such settlement or judgment relates solely to monetary damages, in which case, no such consent shall be required. The Indemnified Party shall have the right to settle, or consent to the entry of any judgment arising from, any Third-Party Claim for which the Indemnifying Party has not assumed the defense. The Indemnifying Party shall not otherwise be responsible for any settlement made without its prior written consent, not to be unreasonably withheld or delayed.

(d) Whether or not the Indemnifying Party elects to defend or prosecute any Third-Party Claim, both Parties hereto shall cooperate in the defense or prosecution thereof and shall furnish such records, information and testimony, and attend such conferences, discovery proceedings, hearings, trials and appeals, as may be reasonably requested in connection therewith.

7.6 Exclusive Remedy. The indemnification provided in this Article VII shall be the sole and exclusive remedy after the Closing Date for damages available to the Parties to this Agreement for breach, or failure to perform or be true, as applicable, of any of the terms, conditions, representations, warranties or covenants contained herein or any right, claim or action arising from the transactions contemplated by this Agreement.

7.7 Asset Acquisition Statement. Amounts payable in respect of the Parties’ indemnification obligations or in connection with the Revenue Sharing Agreement shall be treated as an adjustment to the Purchase Price and shall be allocated in a manner consistent with the Purchase Price allocation prepared pursuant to Section 2.8 above.

7.8 Binding Arbitration. Any Disputed Claim shall be resolved exclusively and solely by binding arbitration pursuant to the Commercial Arbitration Rules of the American Arbitration Association (the “Rules”) and in accordance with the following: (a) there shall be three (3) arbitrators, one of whom shall be a member of the American College of Trial Lawyers (who shall chair the arbitration panel) and one of whom shall be a certified public accountant; (b) the arbitration shall take place in Palo Alto, California, and in no other place; (c) the arbitration shall be conducted in accordance with the procedural laws of the U.S. Federal Arbitration Act, to the extent not inconsistent with the Rules or this Section 7.8; (d) subject to legal privileges, each party shall be entitled to conduct discovery in accordance with the Federal Rules of Civil Procedure; (e) at the arbitration hearing, each party shall be permitted to make written and oral presentations to the arbitration panel, to present testimony and written evidence and to examine witnesses; (f) the arbitration panel shall have the power to grant temporary or permanent injunctive relief and to order specific performance; (g) the arbitration panel shall have the power to order either party to pay, or to allocate between the parties, the fees and expenses of the arbitrators and of the American Arbitration Association and to order either party to pay all or a portion of the other party’s attorneys’ fees and expenses incurred in connection with a Disputed Claim and the arbitration; and (h) the arbitration panel shall issue a written decision explaining the bases for the final ruling, and such decision shall be final and binding on the Parties hereto, and not subject to appeal, and may be entered as final judgment, and will be enforceable, in any court of competent jurisdiction.

ARTICLE VIII

TERMINATION

8.1 Termination of Agreement. Buyer or Seller may terminate this Agreement prior to the Closing, as provided below:

(a) Buyer and Seller may terminate this Agreement by mutual written consent;

(b) Buyer may terminate this Agreement by giving written notice to Seller in the event Seller is in breach of any representation, warranty or covenant contained in this Agreement, and such breach, individually or in combination with any other such breach, (i) would cause the conditions set forth in clauses (a) or (b) of Section 6.2 not to be satisfied and (ii) is not cured upon the earlier of (x) 30 days following delivery by Buyer to Seller of written notice of such breach, or (y) the Termination Date;

(c) Seller may terminate this Agreement by giving written notice to Buyer in the event Buyer is in breach of any representation, warranty or covenant contained in this Agreement, and such breach, individually or in combination with any other such breach, (i) would cause the conditions set forth in clauses (a) or (b) of Section 6.3 not to be satisfied and (ii) is not cured upon the earlier of (x) 30 days following delivery by the Seller to Buyer of written notice of such breach or (y) the Termination Date;

(d) Buyer or Seller may terminate this Agreement if the Closing shall not have occurred by April 30, 2006 (the “Termination Date”); provided, however, that the right to terminate this Agreement under this Section 8.1(d) shall not be available to any Party whose breach of this Agreement has been a principal cause of or resulted in the failure of the Closing to occur on or before such date;

(e) Buyer or Seller may terminate this Agreement if a Governmental Entity shall have issued an order, decree or ruling; shall have enacted, issued, promulgated, enforced or entered any law, rule, regulation, judgment, decree, order or award; or taken any other action (including the failure to have taken an action), in any case having the effect of permanently restraining, enjoining or otherwise prohibiting or making illegal the transactions contemplated by this Agreement, which order, decree, ruling or other action is final and nonappealable; and

(f) Buyer or Seller may terminate this Agreement if the approval by the stockholders of the Seller required for the consummating the transaction contemplated hereby shall not have been obtained, following the taking of such vote at a duly held meeting of the stockholders of the Seller or at any adjournment thereof.

8.2 Effect of Termination. Any termination of this Agreement pursuant to Section 8.1 above shall be effective immediately upon delivery of a valid written notice of the terminating Party to the other Party hereto. If any Party terminates this Agreement pursuant to Section 8.1, all obligations of the Parties hereunder shall terminate without any liability of any Party to any other Party (except for any liability of any Party for willful breaches of this Agreement). Any breach by Buyer of Section 4.7 or 5.1(b) shall be deemed for all purposes of this Agreement as a “willful” breach of this Agreement, entitling Seller to recover damages and expenses. Notwithstanding the foregoing, the provisions of Article IX shall survive the termination of this Agreement and the provisions of Section 5.6 above shall survive termination of this Agreement to the extent set forth therein.

ARTICLE IX

MISCELLANEOUS

9.1 Press Releases and Announcements. No Party shall issue any press release or public announcement relating to the subject matter of this Agreement without the prior written approval of the other Party; provided, however, that any Party may make any public disclosure it reasonably believes is necessary under applicable Law, regulation or stock market rule (in which case the disclosing Party shall use reasonable efforts to advise the other Party and provide it with a copy of the proposed disclosure prior to making such disclosure). Additionally, notwithstanding anything to the contrary, each Party may disclose this Agreement without consent (i) to advisors, investors and others on a need-to-know basis under conditions which reasonably ensure the confidentiality thereof, (ii) as required by any court or other governmental body; (iii) as otherwise required by law; (iv) in confidence to legal counsel of such parties; (v) in confidence, in connection with the enforcement of this Agreement or rights under this Agreement; (vi) in confidence, in connection with a merger, acquisition of stock or assets, proposed merger or acquisition, or the like; or (vii) as advisable or required in connection with any government or regulatory filings, including without limitation filings with the SEC; provided however, that prior to any disclosure under (ii), (iii) or (vii) above, the non-disclosing Party shall be allowed to review the proposed disclosure, and the disclosing Party agrees to consider in good faith any proposed revisions thereof provided to the disclosing Party within two (2) business days of the non-disclosing Party’s receipt of the proposed disclosure.

9.2 No Third Party Beneficiaries. This Agreement shall not confer any rights or remedies upon any person other than the Parties and their respective successors and permitted assigns, except as provided in Section 7.2.

9.3 Entire Agreement. This Agreement (including the documents referred to herein) and the Ancillary Agreements constitute the entire agreement among the Parties and supersede any prior understandings, agreements or representations by or among the Parties, written or oral, with respect to the subject matter hereof.

9.4 Succession and Assignment. This Agreement shall be binding upon and inure to the benefit of the Parties named herein and their respective successors and permitted assigns. No Party may assign either this Agreement or any of its rights, interests or obligations hereunder, without the prior written approval of the other Party, except that Buyer may assign this Agreement to one of its Affiliates without the consent of Seller and Seller may assign this Agreement in connection with any sale of all or substantially all of its remaining assets, whether by way of merger, acquisition of stock or assets, operation of the law, or otherwise. Any transfers in violation of the foregoing shall be void.

9.5 Counterparts and Facsimile Signature. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument. This Agreement may be executed by facsimile signature.

9.6 Headings. The section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

9.7 Notices. All notices, requests, demands, claims, and other communications hereunder shall be in writing. Any notice, request, demand, claim or other communication hereunder shall be deemed duly delivered (x) three (3) business days after it is sent by registered or certified mail, return receipt requested, postage prepaid, (y) one business day after it is sent for next business day delivery via a reputable nationwide overnight courier service or (y) on the date sent after transmission by facsimile with written confirmation, in each case to the intended recipient as set forth below:

If to Seller:	Copies to:

Xcyte Therapies, Inc. 1124 Columbia Street, Suite 130 Seattle, WA 98104 Attention: Telecopy:	Wilson Sonsini Goodrich & Rosati Professional Corporation 701 Fifth Ave., Suite 5100 Seattle, WA 98104 Attention: Patrick Schultheis and Burke Norton Telecopy: 206-883-2500

If to Buyer:	Copy to:

Invitrogen Corporation 1600 Faraday Avenue Carlsbad, CA 92008 Attention: Chief Executive Officer Telecopy 760- 476-6326	Invitrogen Corporation 1600 Faraday Avenue Carlsbad, CA 92008 Attention: General Counsel Telecopy 760- 476-6326

Any Party may give any notice, request, demand, claim or other communication hereunder using any other means (including personal delivery, expedited courier, messenger service, telex, ordinary mail or electronic mail), but no such notice, request, demand, claim or other communication shall be deemed to have been duly given unless and until it actually is received by the party for whom it is intended. Any Party may change the address to which notices, requests, demands, claims, and other communications hereunder are to be delivered by giving the other Party notice in the manner herein set forth.

9.8 Governing Law. This Agreement shall be governed by and construed in accordance with the internal laws of the State of Washington without giving effect to any choice or conflict of law provision or rule (whether of the State of Washington or any other jurisdiction) that would cause the application of laws of any jurisdictions other than those of the State of Washington.

9.9 Exclusive Jurisdiction. With respect to any matter based upon or arising out of this Agreement or the transactions contemplated by this Agreement that seeks temporary or injunctive relief or specific performance, each of the Parties (a) irrevocably consents to the exclusive jurisdiction and venue of the state courts of the State of Washington located in King County, (b) agrees that process may be served upon them in any manner authorized by the laws of the State of Washington for such persons, (c) waives the defense of an inconvenient forum and covenants not to assert or plead any objection which they might otherwise have to such jurisdiction, venue and such process, and (d) agrees that a final judgment in such legal proceeding shall be final, binding and enforceable in any court of competent jurisdiction. Each Party agrees not to commence any legal proceedings subject to this Section 9.9 except in such courts.

9.10 Binding Arbitration. Each Party irrevocably agrees and acknowledges that, subject only to Section 9.9 above, any claim, dispute, controversy or other matter based upon, arising out of or relating to this Agreement, the Ancillary Agreements or the transactions contemplated hereby or thereby, including (i) as to the existence, validity, enforceability or interpretation of any such claim, (ii) the performance, failure to perform, breach, waiver or termination of any provision in dispute, (iii) any such claim in tort, or (iv) any such claim raising questions of law, in each case, whether arising before or after termination of this Agreement (each a “Disputed Claim”), shall be resolved, as between the Parties, exclusively and solely by binding arbitration in accordance with Section 7.8.

9.11 Amendments and Waivers. The Parties may mutually amend any provision of this Agreement. No amendment of any provision of this Agreement shall be valid unless the same shall be in writing and signed by all of the Parties. No waiver of any right or remedy hereunder shall be valid unless the same shall be in writing and signed by the Party giving such waiver. No waiver by any Party with respect to any default, misrepresentation or breach of warranty or covenant hereunder shall be deemed to extend to any prior or subsequent default, misrepresentation or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence. Any delay of exercise of any right under this Agreement shall not constitute a waiver of such right.

9.12 Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. The Parties shall use their commercially reasonable efforts to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the greatest extent possible, the economic, business and other purposes of such void or unenforceable provision.

9.13 Construction.

(a) The language used in this Agreement shall be deemed to be the language chosen by the Parties to express their mutual intent, and no rule of strict construction shall be applied against any Party.

(b) Any reference to any federal, state, local or foreign statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise.

(c) When reference is made in this Agreement to an Article or a Section, such reference shall be to an Article or Section of this Agreement, unless otherwise indicated.

(d) Whenever the context may require, any pronouns used in this Agreement shall include the corresponding masculine, feminine or neuter forms, and the singular form of nouns and pronouns shall include the plural, and vice versa.

(e) Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.”

(f) References to “dollar” or “$” contained herein are to United States Dollars (unless otherwise specified).

(g) The words “hereof,” “hereto” and “hereunder” and words of similar import, when used in this Agreement, shall refer to this Agreement as a whole and not to any particular provision of this Agreement.

9.14 WAIVER OF JURY TRIAL. EACH OF THE PARTIES HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE)

ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THE ACTIONS OF THE PARTIES IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT OF THIS AGREEMENT.

9.15 Expenses. Except as expressly provided in this Agreement, the Parties shall bear their respective direct and indirect expenses incurred in connection with the negotiation and preparation of this Agreement and the consummation of the transactions contemplated hereby.

9.16 Specific Performance. The Parties agree that irreparable damage would occur in the event any provision of this Agreement was not performed in accordance with the terms thereof and that, prior to the termination of this Agreement pursuant to its terms, the Parties shall be entitled to specific performance of the terms hereof, in addition to any other remedy at law or equity.

[Signatures on Following Page]

IN WITNESS WHEREOF, the Parties have executed this Asset Purchase Agreement as of the date first above written.

Xcyte Therapies, Inc.

By:	/s/ Robert L. Kirkman

Title:	Acting President & CEO

Invitrogen Corp.

By:	/s/ Jon Hindar

Title:	Senior Vice President